77Q1(b): Copies of the text of any proposal described in answer to sub-item 77D

----------------------------------------------------------------------------
Foreign Bond (U.S. Dollar-Hedged) Portfolio, Minimum % Hedged

Current Names (PVIT)		Proposed Names
Foreign Bond Portfolio		Foreign Bond Portfolio (U.S. Dollar-Hedged)

In connection with the name change above, the Foreign Bond Portfolio (U.S. Dollar-Hedged) Portfolio, PIMCO proposes to increase the minimum hedging required from 75% to 80%.

RESOLVED: that the minimum hedging required be increased from 75% to 80%, for the Foreign Bond Portfolio (U.S. Dollar-Hedged) of PVIT be, and hereby is, approved.

---------------------------------------------------------------------------

Real Return Portfolio: Guideline Changes

PIMCO increased the "65% of total assets" investment guideline to conform to to the "80% of net assets" standard - adopting the guideline that is required of funds with names that denote a particular type of investment or geographic region.

RESOLVED: that the investment guideline change relating to the Real Return Portfolio as presented at the meeting be, and hereby is, approved.

--------------------------------------------------------------------------

High Yield Portfolio: Guidelines Changes

PIMCO's High Yield portfolio management group recently conducted a review of investment discretion in the PVIT portfolio. Based on their review, PIMCO recommends making the following changes to the High Yield Portfolio:

			Current Guideline		Proposed Guideline

Quality:		B to Aaa, Min 80% below Baa	Caa to Aaa, Min 80%
							  below Baa subject
							  to Max 5% Caa
Derivatives:		Max 25%				Max 100%
Non-US Denominated:	Max 15% Euro-denominated	Max 20%

RESOLVED: that the High Yield Portfolio of PVIT current guidelines for (i) quality of B to Aaa, minimum 80% below Baa be changed to Caa to Aaa, minimum 80% below Baa subject to a maximum of 5% Caa, (ii) derivatives maximum of 25% be changed to a maximum of 100%.

The Board has considered pertinent factors, and has determined that it is appropriate that certain non-U.S. dollar denominated investment guidelines be amended: it is hereby voted that the High Yield Portfolio's non-U.S. dollar denominated investment guideline be changed from 15% to 20%.

---------------------------------------------------------------------------

Short Term Portfolio: Guideline Changes

PIMCO is proposing to increase the non-U.S. dollar denominated investment limit to be increased from 5% to 10%.

The Board has considered pertinent factors, and has determined that it is appropriate that certain non-U.S. dollar denominated investment guidelines be amended: it is hereby voted that the Short-Term Portfolio's non-U.S. dollar denominated investment guideline be changed from 5% to 10%.


---------------------------------------------------------------------------

CommodityRealReturn Strategy, Low Duration, Real Return, StocksPLUS Growth and Income, StocksPLUS Total Return and Total Return Portfolios: Guideline Changes

PIMCO is proposing to increase the non-U.S. dollar denominated investment discretion of certain Portfolios of the PIMCO Variable Insurance
Trust. PIMCO is recomending that Portfolios with current investment limits of 20% and 25% be increased to 30%.

The Board has considered pertinent factors, and has determined that it is appropriate that certain non-U.S. dollar denominated investment guidelines be amended: it is hereby voted that the CommodityRealReturn Strategy, Low Duration, Real Return, StocksPLUS Growth and Income, StocksPLUS Total Return and Total Return Portfolios' non-U.S. dollar denominated investment guidelines be changed from 20% to 30%.